Exhibit 99.1

For Release: 10:45 a.m. EDT

August 2, 2011

GM U.S. Sales Increase 8 Percent in July on

Cruze, Crossover Demand

•	July retail sales rise 6 percent year over year, and up 1 percent versus June

•	Chevrolet Cruze records fourth-straight month of sales over 20,000

•	Crossover retail sales rise 17 percent led by Chevrolet Equinox and GMC Terrain

•	Large pickups: total sales up 2 percent and retail sales rise 5 percent versus June

DETROIT – Driven by continued strong demand for the company’s lineup of fuel-efficient cars and crossovers, and by improving full-size pickup truck sales, General Motors dealers in the United States reported 214,915 total sales in July, an 8-percent gain compared to July 2010.

Retail sales for GM’s brands rose 6 percent for the month compared to a year ago, and were 1 percent higher than June.

In July, total sales of the Chevrolet Cruze were above 20,000 for the fourth-straight month, delivering 24,648 units. The 32 miles-per-gallon highway-rated GMC Terrain and Chevrolet Equinox compact crossovers saw a combined retail sales increase of 73 percent during the month.

Total sales for GM’s full-size pickups – Chevrolet Silverado and Avalanche, and GMC Sierra, increased 2 percent from June, while retail sales – those to individuals – rose 5 percent compared to last month.

“Sales of our fuel-efficient cars like the Chevrolet Cruze and our crossovers remain strong, and we’re now also seeing the seasonal lift in full-size pickups that we expected,” said Don Johnson, vice president, U.S. Sales Operations.

The U.S. auto sector has faced several significant headwinds in the past several months. Nonetheless, the industry is poised to regain some of its lost momentum in the second half of the year, aided by higher supply and pent-up demand.

“There are people who put off vehicle purchases because of uncertainty about fuel prices, vehicle availability and the economy,” Johnson said. “As these conditions improve in the latter half of this year, many of these buyers will return to the market.”

GM’s 2011 U.S. industry forecast, originally announced in January, remains unchanged at 13 million to 13.5 million units, but the company expects total industry sales to end the year in the low end of this range, Johnson said.

Passenger Cars

Total sales of GM passenger cars increased 8 percent during July, compared to a year ago. Retail sales for cars rose 9 percent for the month on the continuing strength of the Cruze. The Cruze Eco, which delivers an estimated 42 miles-per-gallon highway, accounted for 19 percent of the model’s retail sales during the month.

The all-new Buick Regal continued to appeal to new consumers, more than doubling retail sales from a year ago. For the month, approximately 33 percent of Regal sales were turbo models. Chevrolet Camaro retail sales rose 7 percent, as demand for the all-new convertible model continued to rise.

Year to date through July, retail sales for GM’s passenger cars are up 37 percent.

Crossovers

Total crossover sales increased 20 percent compared to last July, while retail sales climbed 17 percent. Retail sales of Equinox and Terrain were up 75 percent and 67 percent respectively, while retail sales for the GMC Acadia improved 33 percent.

Year to date through July, retail sales of GM’s crossovers increased 25 percent.

Full-Size Pickups

Compared to June, combined sales of Silverado, Avalanche and Sierra sales increased 2 percent, and retail sales rose 5 percent. Silverado retail sales increased 7 percent, compared to June, while Sierra retail sales rose 2 percent compared to last month – the best month of the year for GMC’s full-size pickup.

Total sales of GM’s full-size pickups declined 3 percent versus a year ago.

“The increase in industry sales of full-size pickups is consistent with our forecast, as more truck buyers come back into the market,” Johnson said. “We expect continued modest growth in the segment for the remainder of the year, and are positioned to meet the increase in demand.”

For the year to date through July, total pickup sales of 306,439 units represent a 9-percent increase compared to the same period in 2010. For the year, retail sales for GM’s full-size pickups are up 9 percent. Through July, estimated retail market share for the Silverado, Avalanche and Sierra has grown more than 2.5 percentage points.

Fleet and Commercial

Compared to last year, July fleet sales increased 13 percent, as the company posted its 16th consecutive month of commercial sales gains.

Fleet deliveries accounted for 26 percent of GM’s total sales for the month.

Month-end dealer inventory in the United States stood at about 538,000 units, down about 67,000 units compared to June and about 115,000 units higher than July 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 149,005 total vehicles in July, a 6-percent increase over July 2010. Retail sales for Chevrolet were up 9 percent, for the eleventh straight month of retail sales increases for the brand. For Cruze, total sales surpassed 20,000 for the fourth month in a row at 24,648. Equinox retail sales rose 75 percent. Year-to-date, Chevrolet total sales are up 14 percent and retail sales are 23 percent higher than in 2010 (read more).

•

Buick: Buick reported 16,873 total sales, a four-tenths percent increase compared to last year. This includes a 1-percent increase in year-over-year retail sales, led by demand for the all-new Regal and Regal Turbo. July was the 22nd consecutive month of year-over-year total and retail sales gains for the brand. Year-to-date Buick total sales are 27 percent higher than the first seven months of 2010, while retail sales have risen 28 percent for the year (read more).

•

GMC: GMC reported its best month of 2011 with total sales of 37,918, a 36-percent increase compared to the same month last year. Retail sales were up 17 percent for the brand on strong demand for the Terrain (up 67 percent) and the Acadia (up 33 percent). Sierra retail sales rose 2 percent year over year and increased 2 percent compared to June. July also marked the 22nd consecutive month of year-over-year total and retail sales increases for the brand. Through July, GMC total sales are up 25 percent, while retail sales have risen 23 percent (read more).

•

Cadillac: Cadillac reported total sales of 11,119 for July, a 26-percent decrease versus last July which included a significant reduction in sales to fleets. For the month, retail sales decreased 26 percent. For the year-to-date, Cadillac total sales are up 9 percent while retail sales have increased 17 percent (read more).

•

Fleet sales for GM’s four brands were 56,357 for the month, a 13-percent increase compared to last year’s July. Sales to commercial customers increased 5 percent – the 16th consecutive month of commercial fleet sales gains. Fleet accounted for 26 percent of GM total sales during the month.

About General Motors – General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For Release: Tuesday, August 2, 2011, 10:45 a.m., EDT

Chevrolet Retail Sales Climb 9 Percent in July

11th consecutive month of retail gains, driven by demand for fuel-efficient vehicles

DETROIT – Chevrolet sold a total of 149,005 vehicles in July, for a 6-percent increase over the same month a year ago. Retail sales climbed 9 percent, marking the 11th consecutive month of sales increases to individual customers choosing Chevrolet’s fuel-efficient cars, trucks and crossovers.

In July, total sales of the 32-mpg Chevrolet Equinox increased 73 percent, while retail sales surged 75 percent – also marking 11 straight months of retail sales gains for the compact crossover.

Calendar year to date, Equinox total sales are up 47 percent and retail sales are up 59 percent, significantly outpacing its top competitors, the Ford Escape, Toyota RAV-4, and Honda CR-V.

Edmunds.com recently named the 2011 Chevrolet Equinox the Lowest Annual True Cost to Own® SUV between $25,000 and $35,000, based on projected ownership costs over a five-year period, assuming 15,000 miles driven per year. To calculate winners, Edmunds.com uses an algorithm that considers depreciation, interest on financing, taxes and fees, insurance premiums, fuel, maintenance, repairs and any federal tax credit that may be available.*

“Edmunds.com includes many of the same factors that buyers consider when shopping for a new vehicle,” said Alan Batey, U.S. vice president, Chevrolet Sales and Service, “including exceptional fuel economy, low maintenance costs, and reasonable depreciation. Their Lowest Cost to Own recognition is another reason why Equinox continues to bring more and more customers to Chevrolet.”

*	Based on TCO® data generated between July 29, 2010 and April 14, 2011. True Cost to Own and TCO are registered trademarks of Edmunds.com, Inc.

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 120 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free” solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

###

CONTACTS:

Tom Henderson

GM Sales Communications

313-410-2704

tom.e.henderson@gm.com

Monte Doran

Chevrolet Communications

313-348-2317

monte.doran@gm.com

For Release: Tuesday, August, 2, 2011, 10:45 a.m. EDT

Buick Sales Stay Hot in July

Enclave, LaCrosse and Regal propel Buick’s 22nd straight month of retail sales gains

DETROIT – Buick achieved its 22nd consecutive month of retail sales gains in July, up 1 percent year over year. The luxury brand’s retail sales have increased 28 percent and its total sales have risen 27 percent year to date, with significant gains in Dallas, Washington D.C. and Chicago.

“Luxury car and crossover shoppers have made Buick one of the fastest-growing automotive brands in the United States by choosing Regal, LaCrosse and Enclave over competitor models,” said Brian Sweeney, U.S. vice president of Buick and GMC Sales and Service. “Buick’s product renaissance and customer-focused dealer network are attracting new interest in the brand, and with new models coming to showrooms we expect even more growth.”

Enclave delivered its best month of the year in July with retail sales up 24 percent over June, and total month-over-month sales up 53 percent. One reason for the Enclave’s sales success is its fuel economy, 24 mpg highway (FWD), which is better than any eight-passenger crossover.

Enclave, a four-time winner of Consumer Digest’s Best Buy award, has the highest “conquest” rate of any Buick, with 48 percent coming from non-GM brands. Approximately 24 percent of Enclave buyers come from imports – 5 percentage points higher than in June. Forty-one percent of all Buick buyers come from non-GM brands.

“Enclave was an immediate hit when it arrived and continues to attract a lot of new customers to the brand. The same is true of LaCrosse and now Regal is coming on strong,” said Dave Sinclair, president of Dave Sinclair Buick-GMC in St. Louis, Mo. “The word of mouth has been great for Buick. Almost every new customer who comes in says the same thing: ‘I heard that Buicks are really nice. And then I saw one on the street and knew I had to drive one.’”

LaCrosse retail sales were up 8 percent in July over June, with total month-over-month sales equal to the previous month. LaCrosse sales are expected to continue to grow this fall with the introduction of the 2012 LaCrosse with eAssist™, which is expected to deliver class-leading highway fuel economy of 36 mpg.

The eAssist system also will deliver a higher mileage option on the 2012 Regal later this year. In addition, the performance-oriented 2012 Regal GS will join the sport sedan lineup this fall. Regal retail sales were up 1 percent in July over June for its second best sales month since its launch in spring 2010. Approximately 45 percent of Regal buyers come from non-GM brands.

The all-new Regal Turbo has accounted for a third of the sport sedan’s retail sales since its launch this past spring. The turbo’s 2.0-liter direct-injection four-cylinder engine delivers better horsepower and torque than the Acura TSX and Volkswagen CC, and with its manual six-speed transmission, it also delivers better fuel economy, with an EPA-rated 32 mpg highway.

New-to-Buick customer Justin Curran said he loves driving his Regal Turbo on the curvy coastal and mountain roads near his home in Anacortes, Wash., where the 31-year-old emergency room doctor also enjoys mountain biking and skiing.

“Regal Turbo has everything I want in a car – it’s both fuel-efficient and fun to drive,” said Curran, who purchased the car from Dewey Griffin Buick in Bellingham, Wash. “I fell in love with it at first sight, and when I found out about the manual option I just had to have it. It is awesome how quickly this car gets up to speed and hugs the corners. Regal Turbo definitely isn’t grandpa’s Buick.”

Edmunds.com recently named Regal the highest rated sedan in the $20,000 to $30,000 category based on new vehicle owners’ satisfaction ratings.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Buick is one of the fastest growing majors in the U.S. and remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact:

Nick Richards

313-720-9541

nick.richards@gm.com

GMC Sales Heat Up in July

Terrain, Acadia, Sierra and Yukon drive 22nd straight month of retail sales gains

DETROIT – GMC delivered its 22nd consecutive month of retail sales gains in July, with sales to individual customers up 17 percent and total sales up 36 percent year over year, with significant gains in Phoenix, New York, Miami and Los Angeles. July also was GMC’s best month of the year so far, with retail sales up 23 percent and total sales up 25 percent.

“Strong demand for fuel-efficient crossovers and SUVs continued to attract new customers to our dealerships in July,” said Brian Sweeney, U.S. vice president of Buick and GMC Sales and Service. “We are also seeing a seasonal lift for our Professional Grade trucks as expected.”

Terrain led the sales growth in July by achieving a 67-percent increase in retail sales and a 93-percent increase in total sales compared to 2010. The smaller SUV’s EPA-rated fuel economy of 32 mpg in highway driving leads the segment.

Recent Terrain buyer Doug Smolev of Purchase, N.Y., traded in his BMW 750, because the commercial property developer and father of three needed a flexible, fuel-efficient vehicle.

“My wife and I are always taking our kids either to hockey rink, baseball field or soccer field,” Smolev said. “The Terrain’s 60/40-split rear seatback lets us put lots of gear into the back and still have room for the kids. And, because it has a four-cylinder engine, Terrain gets much better fuel economy rating than other SUVs.”

Another GMC known for its fuel efficiency and interior flexibility is Acadia, which excelled in July, with retail sales up 33 percent and total sales up 87 percent. The crossover gets better highway fuel range and offers more cargo space than Ford Explorer, with room for up to eight passengers.

Terrain and Acadia crossover combined represent 46 percent of GMC’s sales calendar year to date retail, and are in close competition for the highest conquest rate, with Acadia narrowly leading. More than half of all Acadia and Terrain customers are coming from non-GM brands. Approximately 46 percent of all GMC buyers come from non-GM brands.

Sierra delivered its best sales month of the year in July, driven by increased demand for heavy duty models. Retail HD sales were up 29 percent and total HD sales were up 34 percent year to date, and nearly as much in both categories year over year. Retail sales for the full Sierra lineup grew 2 percent year over year, with total sales up 6 percent.

“We just sold a couple of HD Denali trucks the other day, and our Sierra sales in general have been brisk, with many Tundra trade-ins and a lot of repeat customers,” said Dwight Everett, president of Everett Buick-GMC in Bryant, Ark. “Our customers recognize that GMC delivers a blend of high quality, capability and value that few other brands offer.”

Yukon/XL delivered its best sales month of the year in July, with retail sales up 7 percent, and combined total sales – retail and fleet – up 10 percent year to date. Combined total sales also were up 21 percent year over year. Yukon recently took top honors in the full-size SUV category of AutoPacific’s 15th annual Vehicle Satisfaction Awards, delivering value and satisfaction across a wide range of attributes.

GMC’s Denali lineup continues to contribute to the brand’s sales growth. Denali blends capability with exclusive styling and premium content. Demand for the trim level has more than doubled this year, with Denali models now accounting for 16 percent of GMC retail sales.

About GMC

GMC has manufactured trucks since 1902, and is one of the industry’s healthiest brands. Innovation and engineering excellence is built into all GMC vehicles and the brand is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain smaller SUV and Acadia crossover. GMC is the only manufacturer to offer three full-size hybrid trucks with the Yukon, Yukon Denali SUVs and the Sierra pickup. The new Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at http://www.facebook.com/gmc.

###

Contact:

Joe LaMuraglia

313-701-9711

joseph.lamuraglia@gm.com

For Release Tuesday, August 2, 2011, 10:45 a.m. EDT

Cadillac Sales Dip in July, Remain Up For 2011

•    Cadillac Total Sales decline 26 percent over exceptionally strong July 2010

•    Year-to-Date retail sales up 17 percent; CTS retail up 42 percent for 2011

•    Cadillac retail luxury market share increase, up 1.6 points year to date

DETROIT – Cadillac reported U.S. total sales of 11,119 vehicles in July, a decrease of 26 percent from an exceptionally strong July 2010. However, total sales increased 2.4 percent over June and remain up 9 percent for the year.

Despite the July decline, Cadillac’s share of the retail luxury market in the United States continues to rise, gaining 1.6 share points in 2011, according to R.L. Polk data of registered owners through May. Cadillac continues to reduce fleet sales while focusing on retail sales. Fleet sales in July 2011 were reduced 20 percent from a year ago.

The CTS Sedan, Wagon and Coupe posted retail sales of 3,789 units in July, with year-to-date retail sales of the CTS family up 42 percent at 29,292 units. Year-to-date retail sales of the CTS sedan increased 6 percent over last year, and sales of the CTS Sport Wagon and CTS Coupe added nearly 9,100 units to the CTS family in 2011.

Retail sales of the SRX, which began MY 2012 production in July, also remained strong in July at 3,701 units, with a calendar year-to-date retail sales increase of 7.6 percent.

Escalade sales also continued to grow with calendar-year-to-date retail sales up 2.3 percent. Escalade remains the top selling large luxury SUV in the United States.

“We expected year-over-year sales would be a challenge considering we had an exceptionally strong July last year, but when we execute product design and customer service to the fullest with our CTS, SRX and Escalade products, we will continue to win over customers and increase our share of the luxury market,” said Kurt McNeil, vice president of Cadillac Sales and Service.

“Our increase in luxury market share provides proof that our long-term mission continues to gain momentum.”

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

###

CONTACT:

Brian Corbett

Cadillac Communications

Mobile 586-612-6569

brian.corbett@cadillac.com

GM U.S. Deliveries for July 2011 - Divisional Brand Level

*S/D Curr: 26	July				(Calendar Year-to-Date) January - July
*S/D Prev: 27	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Vehicle Total	214,915	199,692	7.6	11.8	1,476,548	1,280,213	15.3
Brand Total	214,915	199,432	7.8	11.9	1,476,548	1,269,009	16.4
Other Brand Total	0	260	***.*	***.*	0	11,204	***.*

GM Vehicle Deliveries by Marketing Division

	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Buick Total	16,873	16,799	0.4	4.3	110,472	86,831	27.2
Cadillac Total	11,119	14,919	-25.5	-22.6	87,241	79,704	9.5
Chevrolet Total **	149,005	139,916	6.5	10.6	1,053,553	922,359	14.2
GMC Total **	37,918	27,798	36.4	41.7	225,282	180,115	25.1
Brand Total	214,915	199,432	7.8	11.9	1,476,548	1,269,009	16.4
HUMMER Total	0	210	***.*	***.*	0	3,139	***.*
Pontiac Total	0	20	***.*	***.*	0	947	***.*
Saab Total	0	0	***.*	***.*	0	608	***.*
Saturn Total	0	30	***.*	***.*	0	6,510	***.*
Other Brand Total	0	260	***.*	***.*	0	11,204	***.*

GM Vehicle Total	214,915	199,692	7.6	11.8	1,476,548	1,280,213	15.3

*	Twenty-six selling days for the July period this year and twenty-seven for last year.
**	Calendar Year 2010 includes GMC & Chevrolet Dealer deliveries of commercial vehicles distributed by America Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for July 2011 by Model

	July				(Calendar Year-to-Date) January - July
	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Selling Days (S/D)	26	27

Enclave	6,145	5,039	21.9	26.6	34,149	31,286	9.2
LaCrosse	5,971	7,047	-15.3	-12.0	35,298	37,456	-5.8
Lucerne	1,233	3,010	-59.0	-57.5	15,513	15,915	-2.5
Regal	3,524	1,703	106.9	114.9	25,512	2,174	***.*
Buick Total	16,873	16,799	0.4	4.3	110,472	86,831	27.2

CTS	4,449	5,516	-19.3	-16.2	31,454	24,601	27.9
DTS	715	1,207	-40.8	-38.5	9,453	10,221	-7.5
Escalade	914	1,252	-27.0	-24.2	7,859	8,766	-10.3
Escalade ESV	605	762	-20.6	-17.5	4,402	4,150	6.1
Escalade EXT	171	195	-12.3	-8.9	1,067	1,008	5.9
SRX	4,133	5,723	-27.8	-25.0	30,333	28,378	6.9
STS	132	259	-49.0	-47.1	2,661	2,404	10.7
XLR	0	5	***.*	***.*	12	176	-93.2
Cadillac Total	11,119	14,919	-25.5	-22.6	87,241	79,704	9.5

Avalanche	1,621	2,026	-20.0	-16.9	10,339	11,453	-9.7
Aveo	3,349	4,238	-21.0	-17.9	24,615	24,715	-0.4
Camaro	7,671	7,486	2.5	6.4	56,432	53,864	4.8
Caprice	90	0	***.*	***.*	155	0	***.*
Chevy C/T Series	0	0	***.*	***.*	0	8	***.*
Chevy W Series	0	17	***.*	***.*	0	209	***.*
Cobalt	21	7,339	-99.7	-99.7	835	84,733	-99.0
Colorado	3,169	2,195	44.4	49.9	19,283	13,856	39.2
Corvette	1,291	1,199	7.7	11.8	8,187	7,554	8.4
Cruze	24,648	0	***.*	***.*	147,620	0	***.*
Equinox	17,094	9,869	73.2	79.9	112,932	76,859	46.9
Express	5,343	5,524	-3.3	0.4	38,299	33,783	13.4
HHR	317	9,696	-96.7	-96.6	35,819	47,772	-25.0
Impala	7,327	14,565	-49.7	-47.8	110,971	104,056	6.6
Kodiak 4/5 Series	0	37	***.*	***.*	10	1,082	-99.1
Kodiak 6/7/8 Series	0	4	***.*	***.*	0	196	***.*
Malibu	19,529	20,458	-4.5	-0.9	142,312	128,775	10.5
Silverado-C/K Pickup	33,121	34,664	-4.5	-0.8	215,906	201,446	7.2
Suburban (Chevy)	4,265	3,708	15.0	19.4	22,871	25,865	-11.6
Tahoe	5,741	6,912	-16.9	-13.7	39,754	43,602	-8.8
TrailBlazer	0	2	***.*	***.*	33	207	-84.1
Traverse	14,283	9,977	43.2	48.7	64,310	62,248	3.3
Uplander	0	0	***.*	***.*	0	76	***.*
Volt	125	0	***.*	***.*	2,870	0	***.*
Chevrolet Total	149,005	139,916	6.5	10.6	1,053,553	922,359	14.2

Acadia	10,424	5,574	87.0	94.2	50,235	40,898	22.8
Canyon	1,422	639	122.5	131.1	5,570	4,206	32.4
Envoy	0	1	***.*	***.*	5	73	-93.2
GMC C/T Series	0	0	***.*	***.*	0	52	***.*
GMC W Series	0	21	***.*	***.*	0	293	***.*
Savana	1,219	1,748	-30.3	-27.6	11,355	8,387	35.4
Sierra	12,596	11,910	5.8	9.8	80,194	67,518	18.8
Terrain	7,302	3,788	92.8	100.2	48,666	30,903	57.5
Topkick 4/5 Series	0	7	***.*	***.*	5	823	-99.4
Topkick 6/7/8 Series	0	4	***.*	***.*	8	347	-97.7
Yukon	2,238	2,416	-7.4	-3.8	17,402	14,177	22.7
Yukon XL	2,717	1,690	60.8	67.0	11,842	12,438	-4.8
GMC Total	37,918	27,798	36.4	41.7	225,282	180,115	25.1

Brand Total	214,915	199,432	7.8	11.9	1,476,548	1,269,009	16.4

HUMMER Total	0	210	***.*	***.*	0	3,139	***.*

Pontiac Total	0	20	***.*	***.*	0	947	***.*

Saab Total	0	0	***.*	***.*	0	608	***.*

Saturn Total	0	30	***.*	***.*	0	6,510	***.*

Other Brand Total	0	260	***.*	***.*	0	11,204	***.*

GM Vehicle Total	214,915	199,692	7.6	11.8	1,476,548	1,280,213	15.3

Sales Reporting and Data Management	Page 2 of 2